Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Senseonics Holdings, Inc. of our report dated July 10, 2015, except with respect to our opinion on the financial statements insofar as it relates to the effects of the recapitalization described in Note 1 as to which the date is January 13, 2016, relating to the financial statements which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 8, 2016